EXHIBIT 8


                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                                 Sixteenth Floor
                           191 Peachtree Street, N.E.
                             Atlanta, Georgia 30303

                                  July 30, 1999


FLAG Financial Corporation
100 Union Street
P.O. Box 156
Vienna, Georgia 31092
Attention:  J. Daniel Speight, Jr.

First Hogansville Bankshares, Inc.
111 High Street
Hogansville, Georgia 30230-0669
Attention:  John R. Hines, Jr.

     Re: Merger of First Hogansville Bankshares Inc. into FLAG Financial Corporation

Ladies and Gentlemen:

     You have requested our opinion as to the tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the proposed merger (the "Merger") of First Hogansville Bankshares, Inc., a corporation organized and existing under the laws of the State of Georgia ("Hogansville"), with and into FLAG Financial Corporation, a corporation organized and existing under the laws of the State of Georgia ("FLAG"), with FLAG as the surviving entity, in accordance with that certain Agreement and Plan of Merger (the "Merger Agreement") dated June 1, 1999, and incorporated herein by reference. Specifically, you have requested us to opine that the Merger will constitute a "tax-free" reorganization within the meaning of Section 368 of the Code.

     In rendering the opinions expressed below, we have examined the following documents (the "Documents"):

          (a)  The Merger Agreement and amendments thereto;

          (b) The Statements of Facts and Representations of Hogansville and FLAG that have been delivered to the undersigned and incorporated herein by reference; and

          (c) The Registration Statement on Form S-4 dated July 30, 1999 containing the Proxy Statement/Prospectus for FLAG and the Proxy Statement/Prospectus for Hogansville.

          (d) Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

     Terms not otherwise defined in this opinion letter have the meaning given those terms in the Documents.


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     In rendering the opinions  expressed  below,  we have assumed,  without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

     In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Merger Agreement will be effected in accordance with the terms thereof.

     Finally, with your permission we have assumed that the sum of: (i) the amount of cash and the value of any property other than FLAG stock paid to Hogansville stockholders who exercise their statutory right to dissent to the Merger, (ii) the amount of cash and the value of any property other than FLAG stock given as consideration by FLAG (or a person related to FLAG within the meaning of Treasury Regulation Section 1.368-1(e)(2)) in exchange for Hogansville stock prior to, but in contemplation of, the Merger or in redemption of FLAG stock after the Merger, and (iii) the amount of cash paid to Hogansville stockholders in lieu of the issuance of fractional shares of FLAG stock will not exceed fifty percent (50%) of the sum of the total value of all of the formerly outstanding shares of Hogansville stock as of the time of the Merger and the total value of any Hogansville stock purchased by FLAG (or a person related to FLAG within the meaning of Treasury Regulation Section 1.368-1(e)(2)) prior to, but in contemplation of, the Merger.

     OPINION

     Based upon the foregoing, it is our opinion that, provided the Merger qualifies as a statutory merger under the Georgia Business Corporation Code, the Merger will constitute a reorganization within the meaning of Code Section 368(a)(1)(A). Accordingly, it is our opinion that:

     a. No gain or loss will be recognized for federal income tax purposes by Hogansville stockholders upon the exchange of shares of Hogansville stock for shares of FLAG stock. Code Section 354(a).

     b. Cash received in lieu of fractional shares will be treated for federal income tax purposes as if the fractional shares were distributed and then redeemed by FLAG. The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed. Code Section 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.

     c. Hogansville stockholders that receive FLAG stock, including fractional shares, will have a basis in that FLAG stock, including basis allocable to any fractional shares, equal to their basis in the Hogansville stock surrendered therefore. Code Section 358(a)(1).

     d. The holding period of the FLAG stock received by Hogansville stockholders will include the period during which the Hogansville stockholders held the Hogansville stock surrendered therefore, provided the Hogansville stock was held as a capital asset as of the time of the Merger. Code Section 1223(1).


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     e.   Hogansville  stockholders  who receive  solely cash  pursuant to their statutory right to dissent will be treated as having received such payment in redemption of their Hogansville stock, as provided in Code
          Section 302(a). Generally, any gain or loss recognized by any such Hogansville stockholder will be capital gain or loss, provided (i) the Hogansville common stock constitutes a capital asset in the hands of such stockholder, and (ii) the requirements of one of Sections 302(b)(1), (2) or (3) of the Code are met. Each affected Hogansville stockholder should consult such stockholder's own tax advisor for the tax effect of such redemption (i.e., exchange treatment or dividend).

     f. No gain or loss will be recognized by Hogansville as a consequence of the Merger, except for gain or loss recognized pursuant to Treasury Regulations issued under Code Section 1502. Code Section 361(a).

     g. No gain or loss will be recognized by FLAG as a consequence of the Merger. Code Section 1032(a).

     h. FLAG's basis in the assets received from Hogansville as part of the Merger will equal Hogansville's basis in the assets immediately prior to the Merger. Code Section 362(b).

     i. The holding period of the Hogansville assets transferred to FLAG as part of the Merger shall include the period during which such assets were held by Hogansville, provided the assets were held as capital assets. Code Section 1223(2).


                                    * * * * *


     Our opinions are based upon the facts as they exist today, the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which could be changed at any time. Any such change may be retroactive in application and could modify the legal conclusion upon which our opinions are based.

     In addition, this opinion does not address any tax considerations under foreign, state or local laws, or the tax considerations to certain Hogansville stockholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, stockholders who do not hold Hogansville common stock as "capital assets" within the meaning of Code Section 1221, and stockholders who acquired their shares of Hogansville common stock pursuant to the exercise of Hogansville options or otherwise as compensation.

     This opinion letter is being furnished only to the parties to which it is addressed and is solely for their benefit. No other person shall be entitled to rely on the opinions without our prior express written consent. This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent, except that we consent to the inclusion of this opinion as an exhibit to the registration statements required under the Securities Act of 1933 (the "Securities Act") in connection with the Distribution and the Merger. In giving such consent, we do not


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thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

                                       Very truly yours,




                                  /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY LLP